FOR IMMEDIATE RELEASE
For more information contact:

Media & Investor Relations	For Bain Capital:
John Vincenzo	Alex Stanton, Stanton Crenshaw Communications
508.323.1260	212.780.0701
john_vincenzo@3com.com	alex@stantoncrenshaw.com

3COM AND BAIN CAPITAL PARTNERS ANNOUNCE MUTUAL
WITHDRAWAL OF CFIUS APPLICATION
MARLBOROUGH, MA — February 20, 2008 — 3Com Corporation (NASDAQ: COMS) today announced that the company along with affiliates of Bain Capital Partners, LLC and Huawei Technologies have withdrawn their joint filing to the Committee on Foreign Investment in the United States (CFIUS) concerning the parties’ proposed merger transaction. The parties remain committed to continuing discussions.
“We are very disappointed that we were unable to reach a mitigation agreement with CFIUS for this transaction,” said Edgar Masri, President and CEO of 3Com Corporation. “While we work closely with Bain Capital Partners and Huawei to construct alternatives that would address CFIUS’ concerns, we will continue to execute our strategy to build a global networking leader. We remain focused on serving our growing base of worldwide customers and providing them with innovative solutions that deliver long-term investment for their network infrastructure and offer them a lower total cost of ownership.”
On September 28, 2007, 3Com’s Board of Directors unanimously approved a definitive merger agreement under which the company would be acquired by affiliates of Bain Capital Partners, LLC for approximately $2.2 billion in cash. The parties voluntarily
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submitted the proposed transaction, which included a minority ownership stake by Huawei Technologies, to CFIUS review.
About 3Com Corporation
3Com Corporation (NASDAQ: COMS) is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. 3Com also includes H3C Technologies Co., Limited (H3C), a China-based provider of network infrastructure products. H3C brings high-performance and cost-effective product development and a strong footprint in one of the world’s most dynamic markets. Through its TippingPoint division, 3Com is a leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.
About Bain Capital
Bain Capital, LLC (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity and leveraged debt assets with more than $65 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 300 companies in a variety of industries around the world, and has a team of almost 300 professionals dedicated to investing in and supporting its portfolio companies. Bain Capital has a history of investing in such leading companies as Dunkin’ Brands, Michaels Stores, SunGard Data Systems, Domino’s Pizza, HCA, Inc., AMC Theaters and Sensata Technologies. Headquartered in Boston, Bain Capital has offices in Hong Kong, Shanghai, Tokyo, New York, London and Munich.
Safe Harbor
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding potential alternatives that would address CFIUS’ concerns, 3Com and Bain Capital Partners’ efforts to explore options for the acquisition, the scheduled shareholders’ meeting and 3Com’s future strategy. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to the fact there is no assurance we will be able to find alternatives that address CFIUS’ concerns and consummate a merger transaction, risks related to our ability to hold our scheduled shareholders’ meeting and risks related to our ability to execute on our future plans; and other risks detailed in our filings with the SEC, including those discussed in our quarterly report filed with the SEC on Form 10-Q for the quarter ended November 30, 2007. 3Com Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this release or with respect to the announcements described herein.
Additional Information About the Transaction and Where to Find It
In connection with the proposed merger, 3Com has filed a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement because it contains important information about 3Com and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by 3Com at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from 3Com by directing such request to 3Com Corporation 350 Campus Drive, Marlborough, MA 01752-3064 Attention: Investor Relations; Telephone: 508-323-1198. Investors and security holders are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transaction. 3Com and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of 3Com’s participants in the solicitation is set forth in 3Com’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger.
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